Exhibit 4.1

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

Amendment No. 1, dated as of August 24, 2009 (the “Amendment”), to the Rights Agreement, dated as of July 24, 2009 (the “Rights Agreement”), between Startech Environmental Corporation, a Colorado corporation (the “Company”), and Corporate Stock Transfer, Inc. (the “Rights Agent”).

RECITALS

WHEREAS, pursuant to Section 26 of the Rights Agreement, at any time prior to a Stock Acquisition Date (as defined in the Rights Agreement), a majority of the Board of Directors of the Company may, and the Rights Agent shall, if so directed, amend or supplement any provision of the Rights Agreement without the approval of any holders of Rights (as defined in the Rights Agreement); and

WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 26 of the Rights Agreement, the Board of Directors of the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.        Amendment to Section 1.  The definition of “Expiration Date” in Section 1(q) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(q)           “Expiration Date” means the Close of Business on September 23, 2009; provided, however, that if the Rights shall become exercisable upon the occurrence of a Triggering Event at or before the Close of Business on September 23, 2009, the Expiration Date shall mean September 23, 2014, and the provisions of this Agreement shall remain in full force and effect as necessary to allow for the exercise or exchange of the Rights in accordance with the terms hereof, and the Rights shall remain exercisable, through the Close of Business on such date.”

2.           Amendments to Rights Certificate.  The form of Rights Certificate attached as Exhibit B to the Rights Agreement is hereby amended:

(a)             by changing all references to “August 24, 2009” set forth therein to “September 23, 2009” and

(b)             by changing all statements that “the Rights shall remain exercisable, through the Close of Business on such date” set forth therein to “the Rights shall remain exercisable, through the Close of Business on September 23, 2014.”

3.        Effectiveness.  This Amendment shall be deemed effective as of the date first above written, as if executed on such date.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

4.        Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

5.        Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Rights Agreement to be duly executed as of the day and year first above written.

                                                                                                                                    STARTECH ENVIRONMENTAL CORPORATION

Attest:

__________________                                                                                          By: ______________________
Secretary                                                                                                                           Name: Jospeh F. Longo
                                                                                                                                            Title: Chief Executive Officer
[Corporate Seal]

                                                                                                                                   CORPORATE STOCK TRANSFER, INC.,
                                                                                                                                   as Rights Agent

Attest:

__________________                                                                                          By: ______________________
Name:                                                                                                                                  Name:
Title:                                                                                                                                    Title:
[Corporate Seal]